Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 5, 2017, relating to the consolidated financial statements of Leafbuyer Technologies, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-KT for the period ended June 30, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to the firm under the heading “Experts” in such Prospectus.

/S BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
May 11, 2018